UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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CRYOPORT, INC.
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112 Westwood Place, Suite 350

Brentwood, Tennessee 37027

SUPPLEMENT DATED APRIL 21, 2021
TO THE
PROXY STATEMENT DATED MARCH 16, 2021
FOR THE
ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON APRIL 30, 2021

On March 16, 2021, Cryoport, Inc. (the “Company”) filed a definitive proxy statement (the “Proxy Statement”) with the Securities Exchange Commission in connection with the Company’s Annual Meeting of Stockholders scheduled for April 30, 2021 (the “Annual Meeting”). Capitalized words not otherwise defined in this Proxy Supplement have the meanings provided in the Proxy Statement.

Additional Information Regarding Proposal 4 - To approve an amendment to the Cryoport, Inc. 2018 Omnibus Equity Incentive Plan to increase the number of authorized shares under the plan.

The information outlined below updates and supplements the information provided in the Proxy Statement with respect to “Proposal 4 – To approve an amendment to the Cryoport, Inc. 2018 Omnibus Equity Incentive Plan to increase the number of authorized shares under the plan.” We believe that providing this additional information will assist our stockholders in assessing the benefits of increasing the number of common stock available for issuance under the 2018 Plan and thereby providing the Company with the ability to continue to incentivize management and employees as well as new employees that will join Cryoport through organic growth and/or through acquisitions over the next several years. We believe that this incentive structure effectively aligns our management and employees with our stockholders and is critical to our Company culture of performance and success. We strongly believe that it is in the best interest of our stockholders to vote, in accordance with the recommendation of our Board, FOR the amendment to the 2018 Plan to increase the number of authorized shares of the Company’s common stock available for issuance thereunder from 5,000,000 to a total of 7,850,000 under the plan.

This Proxy Supplement provides additional information relating to certain actions taken by the Company subsequent to December 31, 2020, that we believe are important in considering the Second Amendment and the Board’s recommendation. These actions include the issuance of common stock resulting from the underwritten public offering completed in January 2021, the partial conversion of Series C Convertible Preferred Stock and the issuance of stock options and restricted stock awards to employees, including employees of our strategic acquisitions, CRYOPDP and MVE Biological Solutions. We are mindful of the dilutive effects of stock-based equity incentive plans, however, we believe that potential dilution under our plan will be maintained at reasonable levels as outlined below.

With the CRYOPDP and MVE Biological Solutions acquisitions, and through organic growth and other acquisitions, our global headcount increased by approximately 514 employees to approximately 654 from December 31, 2019 to March 10, 2021. We expect to continue to grow, both organically and through acquisitions, and seek to provide new employees with equity incentives under the 2018 Plan. We believe that it is important for our stockholders to take a forward-looking view in how the plan can be used to incentivize the growing organization we expect to see in the coming years. It is also important to note that annual grants made to employees are merit based and that the increase in the number of authorized shares under the 2018 Plan that would be made available by the approval of the Second Amendment is projected to be sufficient to cover the Company’s equity compensation needs for two or three years, although this could change based on factors including actual acquisition activity.

Dilution Under the 2018 Plan as of March 10, 2021

The Proxy Statement includes a discussion of dilution as of December 31, 2020. Since that date, the Company (i) issued additional 4,356,059 shares of the Company’s common stock in connection with an underwritten public offering that raised net proceeds of approximately $269.7 million for the Company on January 25, 2021, (ii) issued additional 1,312,860 shares of the Company’s common stock in connection with the conversion of 50,000 shares of Series C Convertible Preferred Stock on February 5, 2021, and (iii) granted 386,548 options and 295,483 restricted stock awards (or RSUs) in connection with the annual grants to employees on March 9, 2021. We therefore believe it would also be useful to supplement the dilution information as of a more recent date, March 10, 2021.

The following includes aggregated information regarding the overhang and dilution associated with the 2018 Plan and the potential stockholder dilution that would result if the Second Amendment is approved. This information is as of March 10, 2021. As of that date, there were approximately 45,635,022 shares of common stock outstanding:

•	Outstanding full-value awards: 300,483 RSUs (0.6% of our fully-diluted shares outstanding) (outstanding RSUs have a weighted average remaining term of 4.0 years) and no performance stock units;

•	Outstanding stock options: 7,845,160 shares (14.5% of our fully-diluted shares outstanding) (outstanding stock options have a weighted average exercise price of $12.78 and a weighted average remaining term of 6.5 years);

•	Total shares of common stock available for future awards under the 2018 Plan: 200,905 shares (0.4% of our fully-diluted shares outstanding);

•	The total number of shares of common stock subject to outstanding awards (8,145,643 shares), plus the total number of shares available for future awards under the 2018 Plan (200,905 shares), represents a current fully-diluted overhang percentage of 15.5% (in other words, the potential dilution of our stockholders represented by the 2018 Plan); and

•	If the Second Amendment is approved, the total shares of common stock subject to outstanding awards as of March 10, 2021 (8,145,643 shares), plus the shares remaining available for future awards under the 2018 Plan (200,905 shares), plus the proposed new shares available for issuance under the 2018 Omnibus Incentive Plan as amended by the Second Amendment (2,850,000 shares), represent a total fully-diluted overhang of 11,196,548 shares (19.7%) under the 2018 Plan — or an additional 4.2% of fully-diluted overhang.

We believe that we have demonstrated a commitment to sound equity compensation practices, that are intended to be competitive and consistent with market practices, and we believe our historical share usage has been responsible and mindful of stockholder interests, as described above.

Additional Information Regarding Board and Committee Activities

The Proxy Statement incorrectly stated on page 25 that no meetings were held by the Nomination and Governance Committee or the Science and Technology Committee during 2020. The corrected information and certain supplemental information is discussed below.

The Nomination and Governance Committee held one meeting during 2020. In addition, the committee communicated by telephone, electronic mail and informal meetings during 2020. The Nomination and Governance Committee was very engaged during 2020 to respond to stockholder feedback regarding gender diversity on the Board and considered over ten potential candidates, which ultimately led to the appointment of Linda Baddour to the Board effective March 15, 2021.

The Science and Technology Committee held one meeting during 2020.

We also note that Dr. Hariri brings unique industry expertise to the Board, and while his current company activity created some scheduling conflicts during 2020, he engaged directly with the other directors and senior management of the Company throughout 2020 through telephone and electronic mail.

Except as specifically supplemented or corrected by the information contained herein, this additional proxy material does not modify, amend or otherwise affect any of the other information set forth in the Proxy Statement. This additional proxy material should be read with the Proxy Statement, and, from and after the date of this additional proxy material, any references to the “Proxy Statement” shall be deemed to include the Proxy Statement as revised hereby.